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                                                                EXHIBIT 99.1

[PACIFIC GULF PROPERTIES INC. LETTERHEAD]



363 San Miguel Drive                    CONTACT: Cindy L. Smith
Newport Beach, CA 92660                          Investor Relations

(714) 721-2700


FOR IMMEDIATE RELEASE

                       PACIFIC GULF PROPERTIES ANNOUNCES
                           SUCCESSFUL CONSUMMATION OF
                            DEBENTURE EXCHANGE OFFER

        NEWPORT BEACH, California (December 27, 1996) -- Pacific Gulf
Properties Inc. (NYSE:PAG) announced today the successful consummation of its previously announced Exchange Offer for any and all of its outstanding 8.375% Convertible Subordinated Debentures Due 2001 at an exchange rate of 58 shares of Common Stock for each $1,000 principal amount of validly tendered Debentures.

        As of the expiration of the Exchange Offer at 5:00 p.m., New York time, on December 26, 1996, an aggregate of approximately $42,069,000 in principal amount of Debentures (constituting 74% of the outstanding Debentures) had been validly tendered to the Exchange Agent pursuant to the Exchange Offer (including $1,775,000 of Debentures yet to be physically delivered pursuant to notices of guaranteed delivery), and the Company has accepted all validly tendered Debentures for exchange. As a result, assuming the receipt of all guaranteed deliveries, the Company will issue 2,440,002 new shares of its Common Stock pursuant to the Exchange Offer, thereby increasing the number of outstanding shares of Common Stock to 9,757,917. An aggregate of $14,437,000 in principal amount of Debentures will remain outstanding.


                                     -more-
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Pacific Gulf Properties Inc. -- Page 2


        Glenn L. Carpenter, Chairman and Chief Executive Officer, stated "We are very pleased with the results of this Exchange Offer. We have strengthened our equity capital base and reduced our debt, which should enhance our ability to take advantage of future growth opportunities."

        Pacific Gulf Properties Inc. is a self-administered and self-managed equity real estate investment trust (REIT) that owns, operates, manages, leases, acquires and rehabilitates multifamily and industrial properties located in California and the Pacific Northwest.

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December 27, 1996